Issuer Free Writing Prospectus
Dated August 31, 2010
Filed Pursuant to Rule 433
Registration Statement No. 333-167634

[Charter Financial Corporation Logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO or Curtis R. Kollar, Chief Financial Officer	Woody Wallace 312-245-2700
706-645-1391
bjohnson@charterbank.net or ckollar@ charterbank.net	wwallace@tirc.com

CHARTER FINANCIAL DECLARES QUARTERLY CASH DIVIDEND

WEST POINT, Ga., August 31, 2010—Charter Financial Corporation (OTC-BB: CHFN) today announced that its board of directors has declared a quarterly cash dividend of 5 cents per share. The dividend is payable on September 29, 2010, to stockholders of record September 13, 2010.

Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a full-service community bank and a federal savings institution.  CharterBank is headquartered in West Point, Georgia, and operates sixteen branches in central West Georgia and East Alabama.  The Company also operates a loan production office in Norcross, Georgia.   CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Charter Financial Corporation has filed a registration statement (including a Prospectus) with the SEC for the offering of shares of its common stock. Before you invest in shares of Charter Financial Corporation’s common stock, you should read the Prospectus and other documents Charter Financial Corporation has filed with the SEC for more complete information about Charter Financial Corporation and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if you would like a copy of the Prospectus, please call the Stock Information Center, toll-free, at 1-(877) 821-5782 from 10:00 a.m. to 4:00 p.m., Georgia time, Monday through Friday, except weekends and bank holidays.

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